Exhibit 15

Independent Registered Public Accounting Firm’s Acknowledgment Letter

The Shareholders and Board of Directors

State Street Corporation

We are aware of the incorporation by reference in the Registration Statement (Form S-8 No. 333-             ) pertaining to the State Street Corporation 2006 Equity Incentive Plan of our reports dated May 4, 2012 and August 3, 2012 relating to the unaudited consolidated interim financial statements of State Street Corporation that are included in its Forms 10-Q for the quarters ended March 31, 2012 and June 30, 2012.

Under Rule 436(c) of the 1933 Act, our report is not a part of the registration statements prepared or certified by accountants within the meaning of Section 7 or 11 of the 1933 Act.

/s/ Ernst & Young LLP

Boston, Massachusetts

August 31, 2012